EXHIBIT 10.2

TRADER ACQUISITION CORP
STOCKHOLDERS AGREEMENT
Dated as of May 31, 2007

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ARTICLE V

ADDITIONAL AGREEMENTS OF THE PARTIES

Section 5.1. Further Assurances	20
Section 5.2. Freedom to Pursue Opportunities	20
Section 5.3. Legend on Share Certificates	20

ARTICLE VI

ADDITIONAL PARTIES

Section 6.1. Additional Parties	21

ARTICLE VII

MISCELLANEOUS

Section 7.1. Entire Agreement	21
Section 7.2. Specific Performance	21
Section 7.3. Governing Law	22
Section 7.4. Arbitration	22
Section 7.5. Obligations	23
Section 7.6. Consent of the SLP Investors	23
Section 7.7. Amendment and Waiver	23
Section 7.8. Binding Effect	23
Section 7.9. Termination	23
Section 7.10. Notices	23
Section 7.11. Severability	25
Section 7.12. Counterparts	25
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STOCKHOLDERS AGREEMENT
     This STOCKHOLDERS AGREEMENT is made as of May 31, 2007, among Trader Acquisition Corp, a Delaware corporation (together with its successors and assigns, “Trader” or the “Company”), Silver Lake Partners II, L.P., a Delaware limited partnership (“SLP II”), Silver Lake Technology Investors II, L.P, a Delaware limited partnership (together with its successors and assigns, “SLTI II,” and together with SLP II, the “Initial SLP Investors”), and Michael Hirtenstein (the “Rollover Investor”).
     WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of March 26, 2007 (as amended, supplemented, restated or modified from time to time in accordance with its terms, the “Merger Agreement”), among IPC Systems, Inc., a Delaware corporation and the wholly-owned subsidiary of Trader (“IPC”), Whitehall Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of IPC (“Merger Sub”), and Westcom Holding Corp, a Delaware corporation (“Westcom”), upon the closing of the merger of Merger Sub with and into Westcom pursuant to the terms and subject to the conditions set forth therein (the “Merger”), Merger Sub shall merge with and into Westcom, with Westcom continuing as the surviving corporation of the Merger (the “Surviving Corporation”);
     WHEREAS, the Rollover Investor is currently a shareholder of Westcom;
     WHEREAS, in connection with the Merger, the Rollover Investor has agreed with IPC, pursuant to that Equity Contribution Agreement dated as of May 31, 2007 among the Rollover Investor, IPC, Trader and the other parties thereto (as amended, supplemented, restated or modified from time to time in accordance with its terms, the “Rollover Agreement”), to exchange a number of shares of common stock of Westcom held by the Rollover Investor as determined in accordance with the Rollover Agreement (the “Exchanged Westcom Shares”) for 1,868,042 shares of common stock, par value $0.01 per share, of Trader (the “Rollover Shares”) immediately prior to the effective time of the Merger;
     WHEREAS, as a condition to IPC and Trader’s agreement to allow the Rollover Investor to exchange the Exchanged Westcom Shares for the Rollover Shares, the Rollover Investor is obligated to become a party to this Agreement; and
     WHEREAS, the Rollover Investor, the Initial SLP Investors and the Company desire to set forth certain rights and obligations of the Rollover Investor with respect to the ownership of the Rollover Shares by the Rollover Investor.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties mutually agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

     “Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. The term “control”, as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. “Controlled” and “controlling” have meanings correlative to the foregoing. Notwithstanding the foregoing, (i) the Company, its Subsidiaries and the Company’s other controlled Affiliates shall not be considered Affiliates of any stockholder of the Company and (ii) none of the SLP Investors shall be considered Affiliates of any portfolio operating company in which the SLP Investors or any of their investment fund Affiliates have made a debt or equity investment.
     “Affiliated Officer” means an officer of the Company affiliated with the SLP Investors.
     “Agreement” means this Stockholders Agreement, as the same may be amended, supplemented, restated or modified.
     “Beneficial ownership” and “beneficially own” and similar terms have the meaning set forth in Rule 13d-3 under the Exchange Act; provided, however that no stockholder of the Company shall be deemed to beneficially own any securities of the Company held by any other stockholder solely by virtue of the provisions of this Agreement (other than this definition).
     “Board” means the Board of Directors of the Company.
     “Business Day” means any day, other than a Saturday, Sunday or one on which banks are authorized by law to be closed in New York, New York.
     “Change in Control” means the occurrence of any of the following events: (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Initial SLP Investors or any of its Affiliates; or (ii) any person or group, other than the Initial SLP Investors or any of its Affiliates, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company, including by way of merger, consolidation or otherwise, and the Initial SLP Investors and/or their Affiliates cease to control the Board of Directors.
     “Closing” has the meaning set forth in the Merger Agreement.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Encumbrance” means any charge, claim, community or other marital property interest, right of first option, right of first refusal, mortgage, pledge, lien or other encumbrance.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

     “Fair Market Value” means (i) with respect to cash consideration, the total amount of such cash consideration in United States dollars, (ii) with respect to non-cash consideration consisting of publicly-traded securities, the average daily closing sales price of such securities for the ten consecutive trading days preceding the date the Fair Market Value of such securities is required to be determined hereunder (with the closing price for each day being the last reported sales price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the principal national securities exchange on which such securities are listed and admitted to trading, or, if not listed and admitted to trading on any such exchange on the NASDAQ National Market System, or if not quoted on the NASDAQ National Market System, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Company for that purpose) and (iii) with respect to non-cash consideration not consisting of publicly-traded securities, such amount as is determined to be the fair market value of the non-cash consideration as of the date such Fair Market Value is required to be determined hereunder as determined reasonably and in good faith by the Board in a manner consistent with the regulations pursuant to Section 409A of the Code, as they may be amended from time to time.
     “Family Affiliate” means, with respect to the Rollover Investor, (a) any parent, grandparent, sibling or child (including any adopted sibling or child) of the Rollover Investor, or any spouse or former spouse of the Rollover Investor, (b) any trust (i) established solely for the benefit of (x) the Rollover Investor and/or (y) any of the Persons set forth in the foregoing clause (a) or (c) any corporation, limited liability company, partnership, foundation or other Person (i) with respect to which all of the outstanding capital stock or other equity interests are beneficially owned solely by (x) the Rollover Investor and/or (y) any of the Persons set forth in the foregoing clause (a) and (ii) with respect to which the Rollover Investor (unless the Rollover Investor has died) is the majority stockholder (if a corporation), the sole manager or managing member (if a limited liability company), the sole general partner (if a limited partnership) or otherwise has the sole power to direct or cause the direction of the management and policies, directly or indirectly, of such Person, whether through the ownership of voting securities, by contract or otherwise (if any other type of Person).
     “Initial Public Offering” means the consummation of an underwritten public offering of Shares registered under the Securities Act.
     “Lapse Date” means the date that is five (5) years after the Closing.
     “Permitted Transferee” means (i) with respect to any SLP Investor, any Affiliate of such SLP Investor, and (ii) with respect to the Rollover Investor, any Family Affiliate of the Rollover Investor.
     “Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company or any other entity of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

     “Restricted Shares” means all Share Equivalents other than (a) Share Equivalents, the offer and sale of which have been registered under a registration statement pursuant to the Securities Act and sold thereunder, (b) Share Equivalents, with respect to which a sale or other disposition has been made in reliance on and in accordance with Rule 144 (or any successor provision) under the Securities Act, or (c) Share Equivalents, with respect to which the holder thereof shall have delivered to the Company either (i) an opinion of counsel in form and substance reasonably satisfactory to the Company, delivered by counsel reasonably satisfactory to the Company, or (ii) a “no action” letter from the SEC, to the effect that subsequent transfers of such Share Equivalents may be effected without registration under the Securities Act.
     “Rule 144” means Rule 144 under the Securities Act.
     “SEC” means the United States Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.
     “Share Equivalents” means (i) Shares (for the avoidance of doubt, including, without limitation, the Rollover Shares held by the Rollover Investor and Shares received upon exercise of stock options held by other Persons) and (ii) the number of Shares issuable upon exercise, conversion or exchange of any security that is currently exercisable for, convertible into or exchangeable for, on any such date of determination, Shares without payment to the Company of any additional consideration. For the avoidance of doubt, in no instance shall stock options relating to the Company’s common stock be considered Share Equivalents.
     “Shares” means the common stock of the Company.
     “SLP Investors” means the Initial SLP Investors and any of its Affiliates that hold Share Equivalents.
     “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) more than 50% of the voting power of all outstanding stock or ownership interests of such entity, (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity or (C) a general or managing partnership interest in such entity.
     “Transfer Restriction Period” means the period beginning on the date hereof and ending on the earliest to occur of (i) an Initial Public Offering by the Company of at least 25% of the outstanding Shares or that results in gross proceeds to the Company of at least $100 million, (ii) the occurrence of a Change in Control or (iii) the Lapse Date.
     Section 1.2. Definitions Cross Reference

Terms	Cross-Reference
Acceptance Notice	Section 3.6(b)
Board Participant	Section 5.2

Terms	Cross-Reference
Company	Preamble
Company Registration	Section 4.2(a)
Demand Registration	Section 4.2(a)
Dispute and Disputes	Section 7.4
Drag-Along Notice	Section 3.5(a)
Drag-Along Portion	Section 3.5(a)
Drag-Along Sale	Section 3.5(a)
Holder and Holders	Section 4.1(e)
Indemnified Party	Section 4.5(c)
Indemnifying Party	Section 4.5(c)
Initial Senior Managers	Preamble
Initial SLP Investors	Preamble
Initiating Holder	Section 4.1(b)
IPC	Preamble
JAMS	Section 7.4
Merger	Preamble
Merger Agreement	Preamble
Offer Notice	Section 3.6(b)
Offered Shares	Section 3.6(b)
Pro Rata Portion	Section 3.4(b)
register, registered and registration	Section 4.1(b)
Registrable Securities	Section 4.1(d)
Registration Statement	Section 4.1(b)
Selling SLP Investors	Section 3.4(a)
Senior Manager	Preamble
Shares	Preamble
SLP II	Preamble
SLP Holders	Section 4.1(f)
Spousal Consent	Section 2.1(d)
Tag-Along Sale	Section 3.4(a)
Third Party Holder	Section 4.1(f)
transfer	Section 3.1(a)
Transfer Notice	Section 3.4(a)
     Section 1.3. General Interpretive Principles. The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Unless otherwise specified, the terms “hereof,” “herein” and similar terms refer to this Agreement as a whole, and references herein to Articles or Sections refer to Articles or Sections of this Agreement. For purposes of this Agreement, the words, “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The terms “dollars” and “$” shall mean United States dollars. Except as otherwise set forth herein, Shares underlying unexercised options that have been issued by the Company shall not be deemed “outstanding” for any purposes in this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
     Section 2.1. Representations and Warranties of the Rollover Investor. The Rollover Investor hereby represents and warrants to the Company and the Initial SLP Investors as follows:
     (a) The Rollover Investor is competent to, and has sufficient capacity to, execute and deliver this Agreement and to perform his obligations hereunder. This Agreement has been duly executed and delivered by the Rollover Investor and, assuming the due execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes the valid and binding obligation of the Rollover Investor, enforceable against the Rollover Investor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).
     (b) The execution, delivery and performance by the Rollover Investor of this Agreement and the agreements contemplated hereby and the consummation by the Rollover Investor of the transactions contemplated hereby does not and will not, with or without the giving of notice or the passage of time or both, (i) violate the provisions of any law, rule or regulation applicable to the Rollover Investor or his properties or assets; (ii) violate any judgment, decree, order or award of any court, governmental or quasi-governmental agency or arbitrator applicable to the Rollover Investor or his properties or assets; or (iii) result in any breach of any terms or conditions, or constitute a default under, any contract, agreement or instrument to which the Rollover Investor is a party or by which the Rollover Investor or his properties or assets are bound.
     (c) The Rollover Investor (i) understands that no public market now exists for the Shares and there is no assurance that a public market will ever exist for the Shares and (ii) understands that the Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Shares or an available exemption from registration under the Securities Act, the Rollover Shares must be held indefinitely.
     (d) If the Rollover Investor is married, he has delivered to the Company a duly executed copy of a Spousal Consent in the form attached hereto as Exhibit A (the “Spousal Consent”).

ARTICLE III
TRANSFER RESTRICTIONS
          Section 3.1. General Restrictions on Transfers.
          (a) The Rollover Investor may not sell, exchange, assign, pledge, hypothecate, give or otherwise transfer or dispose of (all of which acts shall be deemed included in the term “transfer” as used in this Agreement) any legal, economic or beneficial interest in any Share Equivalents (whether held in its own right or by its representative) unless (i) such transfer of Share Equivalents is made on the books of the Company and is not in violation of the provisions of this Article III and (ii) the transferee of such Share Equivalents (if other than (A) the Company, (B) a transferee in a sale of Share Equivalents made under Rule 144 or any successor provision under the Securities Act or (C) a transferee of Share Equivalents pursuant to an offer and sale registered under the Securities Act) agrees to become a party to this Agreement pursuant to Article VI hereof and executes such further documents as may be necessary in the opinion of the Company and the SLP Investors, to make him, her or it a party hereto, including a Spousal Consent, if applicable.
          (b) Any purported transfer of Share Equivalents other than in accordance with this Agreement by the Rollover Investor shall be null and void, and the Company shall not recognize any such transfer for any purpose and shall not reflect in its records any change in record ownership of Share Equivalents pursuant to any such transfer.
          (c) The Rollover Investor agrees that it will not transfer any Restricted Shares at any time if such action would constitute a violation of any securities laws of any applicable jurisdiction or a breach of the conditions to any exemption from registration of Restricted Shares under any such laws or a breach of any undertaking or agreement of the Rollover Investor entered into pursuant to such laws or in connection with obtaining an exemption thereunder. The Rollover Investor agrees that any Restricted Shares to be held by him shall bear the restrictive legend set forth in Section 5.3.
          Section 3.2. Permitted Transfers. The Rollover Investor may transfer any or all of the Share Equivalents held by it to any of its Permitted Transferees without complying with the provisions of this Article III other than Section 3.1; provided that (i) such Permitted Transferee shall have agreed in writing with the parties hereto that, except as otherwise required by law or governmental order, it will immediately transfer all Share Equivalents and all rights and obligations hereunder to the Rollover Investor or another Permitted Transferee of the Rollover Investor at such time that it ceases to be a Permitted Transferee of the Rollover Investor and (ii) as a condition to such transfer, such Permitted Transferee shall become a party to this Agreement as provided in Section 3.1(a).
          Section 3.3. Restrictions on Transfers by the Rollover Investor. During the Transfer Restriction Period, the Rollover Investor (and any of his Permitted Transferees holding Share Equivalents) shall not transfer any Share Equivalents to any Person, except transfers (a) to Permitted Transferees of the Rollover Investor pursuant to Section 3.2, (b) pursuant to and in compliance with Section 3.4, Section 3.5 or Article IV, (c) to the Company, SLP II or any of its Affiliates, or (d) upon receipt of the prior written consent of the Company.
          Section 3.4. Tag-Along Rights.
          (a) Subject to Section 3.4(c), if one or more of the SLP Investors proposes to transfer Share Equivalents to another Person (other than a Permitted Transferee of the SLP Investors) (a “Tag-Along Sale”), such SLP Investor or SLP Investors (hereinafter referred to as the “Selling SLP Investors”) shall give written notice (a “Transfer Notice”) of such proposed transfer to the Rollover Investor at least 10 Business Days prior to the consummation of such proposed transfer, setting forth (i) the number of Share Equivalents proposed to be transferred, (ii) the consideration to be received for such Share Equivalents by such Selling SLP Investors, (iii) the identity of the purchaser, (iv) any other material terms and conditions of the proposed transfer, (v) the date of the proposed transfer and (vi) that the Rollover Investor shall have the right, upon the terms and subject to the conditions set forth in this Section 3.4, to elect to sell up to his Pro Rata Portion (as defined below) of such Share Equivalents. If any transaction involving the transfer of Share Equivalents is subject to both this Section 3.4 and Section 3.5, only the provisions of Section 3.5 shall apply to such transaction so long as the SLP Investors have given a Drag-Along Notice to the Rollover Investor pursuant to Section 3.5 and such Drag-Along Notice has not been rescinded or otherwise terminated.
          (b) Upon delivery of a Transfer Notice, the Rollover Investor may elect to sell up to his Pro Rata Portion of Share Equivalents, at the same price per Share Equivalent and pursuant to the same terms and conditions with respect to payment for the Share Equivalents as agreed to by the Selling SLP Investors in the Tag-Along Sale, by sending written notice to each of the Selling SLP Investors within 10 Business Days after the date of the Transfer Notice, indicating his election to sell, and the number proposed to be sold of, Share Equivalents (not to exceed the Rollover Investor’s Pro Rata Portion) in such Tag-Along Sale. Following such 10 Business-Day period, the Rollover Investor, to the extent he has delivered written notice as provided above indicating his election to participate in the Tag-Along Sale, concurrently with the Selling SLP Investors, shall be permitted to sell to the purchaser on the terms and conditions set forth in the Transfer Notice the number of shares specified in his written notice (but in no event more than his Pro Rata Portion). All costs and expenses incurred by the Selling SLP Investors in connection with any such Tag-Along Sale shall be borne on a pro rata basis in accordance with the number of Share Equivalents being sold by each of the Selling SLP Investors, the Rollover Investor (to the extent participating) and all other Persons who otherwise are transferring, or have the contractual or other right to transfer, Share Equivalents in such Tag-Along Sale. For purposes of this Section 3.4, “Pro Rata Portion” shall mean, with respect to Share Equivalents held by the Rollover Investor, a number equal to the product of (i) the total number of Share Equivalents proposed to be sold to a purchaser as set forth in a Transfer Notice multiplied by (ii) a fraction, the numerator of which shall be the total number of Share Equivalents beneficially owned by the Rollover Investor and the denominator of which shall be the total number of Share Equivalents (including any Shares issued in respect of vested and exercisable stock options) beneficially owned by all (x) Selling SLP Investors, (y) the Rollover Investor and (z) all other Persons who otherwise are exercising their rights (contractual or otherwise) to participate in the Tag-Along Sale (such Persons in clauses (x), (y) and (z), collectively, the “Tag Along Sellers”); provided that the foregoing notwithstanding, in no event shall the Rollover Investor be permitted to transfer in the Tag-Along Sale a number of Share Equivalents exceeding the product of (x) the number of Share Equivalents then beneficially owned by the Rollover Investor, multiplied by (y) a fraction determined by dividing the number of Share Equivalents to be purchased from the Selling SLP Investors in the Tag-Along Sale by the total number of Share Equivalents beneficially owned by the Selling SLP Investors immediately prior to the Tag-Along Sale.
          (c) This Section 3.4 shall not apply to (i) any transfer to a Permitted Transferee pursuant to Section 3.2, (ii) any transfer in a public offering in accordance with Article IV or (iii) any transfer after an Initial Public Offering pursuant to Rule 144.
          (d) This Section 3.4 shall terminate on the expiration of the Transfer Restriction Period.
          Section 3.5. Drag-Along Rights.
          (a) The SLP Investors may give written notice (a “Drag-Along Notice”) to the Rollover Investor and his Permitted Transferees holding Share Equivalents, if any, that the SLP Investors intend to enter into a transaction or a series of related transactions involving the transfer, of not less than fifty percent (50%) of the outstanding Share Equivalents (which Share Equivalents to be transferred may include Share Equivalents held by other holders of Share Equivalents) to a Person or “group” of Persons (other than to the SLP Investors or an Affiliate of the SLP Investors), whether by merger, tender offer or otherwise (a “Drag-Along Sale”), and, that the SLP Investors desire to cause the Rollover Investor and his Permitted Transferees holding Share Equivalents to participate in such transaction on the same terms and conditions as available to the SLP Investors; provided, however, that the Rollover Investor and such Permitted Transferees shall not be required to assume any liability or provide indemnification in connection with such transaction other than (i) liability or indemnification that relates to the ownership of, and the ability to transfer, the Share Equivalents being transferred by the Rollover Investor and such Permitted Transferees and (ii) with respect to all other liabilities or indemnification in connection with such transaction, the Rollover Investor and such Permitted Transferees’ aggregate pro rata share on the same terms and conditions as the SLP Investors (based on the number of Share Equivalents being transferred by the Rollover Investor and such Permitted Transferees (in the aggregate) in such transaction); provided that in no event shall the liability required to be assumed by the Rollover Investor or such Permitted Transferees or the indemnification required to be provided by the Rollover Investor or such Permitted Transferees exceed the amount of gross proceeds received by the Rollover Investor or such Permitted Transferees, as applicable, in the Drag-Along Sale. Such Drag-Along Notice shall also specify (1) the consideration, if any, to be received by the SLP Investors and the Rollover Investor and his Permitted Transferees holding Share Equivalents, if applicable, and any other material terms and conditions of the proposed transaction (which price and other material terms and conditions shall be the same in all material respects for the SLP Investors, the Rollover Investor and such Permitted Transferees), (2) the identity of the other Person or Persons party to the transaction, (3) the date of completion of the proposed transaction (which date shall be not less than ten (10) Business Days after the date of the notice) and (4) the action or actions required of the Rollover Investor and such Permitted Transferees in order to complete or facilitate such proposed transaction (including the sale of Share Equivalents held by the Rollover Investor and such Permitted Transferees, the voting of all such Share Equivalents in favor of any such merger, consolidation or sale of assets and the waiver of any related appraisal or dissenters’ rights). If the SLP Investors are transferring less than all of the Share Equivalents held by the SLP Investors, then the Rollover Investor and his Permitted Transferees holding Share Equivalents will transfer in the aggregate a number of Share Equivalents equal to the product of the following (the “Drag-Along Portion”): (x) the number of Share Equivalents beneficially owned by the Rollover Investor and his Permitted Transferees in the aggregate multiplied by (y) a fraction, the numerator of which is the aggregate number of Share Equivalents being transferred by the SLP Investors and the denominator of which equals the aggregate number of Share Equivalents beneficially owned by the SLP Investors immediately prior to the Drag Along Sale. Upon receipt of such Drag-Along Notice, the Rollover Investor and his Permitted Transferees shall be obligated to take the action or actions referred to in clause (4) above.
          (b) This Section 3.5 shall terminate on the expiration of the Transfer Restriction Period.
          Section 3.6. Right of First Refusal.
          (a) On and after the Lapse Date, if the Rollover Investor (or any of his Permitted Transferees holding Share Equivalents) proposes to transfer any Share Equivalents to another Person (other than a Permitted Transferee of the Rollover Investor), the Rollover Investor (or transferring Permitted Transferee) shall give written notice (the “Offer Notice”) of such proposed transfer to the Company, setting forth (i) the number of Share Equivalents proposed to be transferred (the “Offered Shares”), (ii) the consideration to be received for the Offered Shares by the Rollover Investor or Permitted Transferee, as applicable, (iii) the identity of the purchaser, (iv) any other material terms and conditions of the proposed transfer, (v) the date of the proposed transfer.
          (b) The Company shall have the right, but not the obligation, to purchase all of the Offered Shares specified in the Offer Notice at the price and on the terms specified therein by delivering written notice (the “Acceptance Notice”) of such election to the Rollover Investor or his Permitted Transferee(s), as applicable, within 10 Business Days after the delivery of the Offer Notice.
          (c) If the Company shall have agreed to purchase all of the Offered Shares, it shall consummate its purchase by delivering, against receipt of certificates or other instruments representing the Offered Shares being purchased, appropriately endorsed by the Rollover Investor (or his Permitted Transferee(s)), the aggregate purchase price to be paid by it via wire transfer of immediately available funds to an account specified by the Rollover Investor (or his Permitted Transferee(s)) not less than one Business Day before the closing date, which closing date will be 20 Business Days after the date of receipt of the Acceptance Notice. In the event the Offer Notice provides for any non-cash consideration for the Offered Shares, the Company shall have the option to pay in cash the Fair Market Value of such non-cash consideration in lieu of paying such non-cash consideration.
          (d) If the Company does not exercise its rights under this Section 3.6, the Rollover Investor and/or his transferring Permitted Transferee(s) shall be permitted to proceed with the proposed transfer of all (but not less than all) of the Offered Shares, and the Rollover

Investor and/or his transferring Permitted Transferee(s), as applicable, shall have 90 days to consummate such proposed transfer to the identified proposed transferee or transferees, on terms no more favorable to such proposed transferee or transferees than those terms set forth in the Offer Notice, before the provisions of this Section 3.6 shall again be in effect with respect to such Offered Shares.
          (e) The Company’s right to purchase any Offered Shares pursuant to this Section 3.6 shall be freely assignable to any of its Affiliates.
          (f) This Section 3.6 shall not apply to any transfer occurring after an Initial Public Offering has occurred.
ARTICLE IV
REGISTRATION RIGHTS
     The Company hereby grants to each of the Holders (as defined below) the registration rights set forth in this Article IV, with respect to the Registrable Securities (as defined below) owned by such Holders.
          Section 4.1. Certain Definitions. As used in this Article IV:
          (a) “Holder” (collectively, “Holders”) means the Rollover Investor and any of his transferees pursuant to Section 4.7 below.
          (b) “Initiating Holder” means any holder of Share Equivalents who exercises contractual rights to cause the Company to make a registered offering of Shares on behalf of such holder.
          (c) “register”, “registered” and “registration” refer to a registration effected by filing with the SEC a registration statement (the “Registration Statement”) in compliance with the Securities Act, and the declaration or ordering by the SEC of the effectiveness of such Registration Statement.
     (d) “Registrable Securities” means (i) Shares held by Holders, SLP Holders or Third Party Holders, (ii) Shares issued or issuable upon the exercise of stock options issued or granted by the Company or its Subsidiaries pursuant to duly authorized equity incentive plans and (iii) any Shares issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange or in replacement of, such Registrable Securities; provided, however, that Shares or other securities shall cease to be treated as Registrable Securities if (a) a registration statement covering such securities has been declared effective by the SEC and such security has been disposed of pursuant to such effective registration statement, (b) a registration statement on Form S-8 covering such securities has been declared effective by the SEC and such security has been disposed of pursuant to such effective registration statement, (c) such security is sold pursuant to Rule 144, (d) such security ceases to be outstanding or (e) the Holder thereof, together with his or her Permitted Transferees, beneficially owns less than 1% of the Shares that are outstanding at such time and such Holder and his or her Permitted Transferees are able to dispose of all of their

Registrable Securities in any 90 day period pursuant to Rule 144 (or any similar or analogous rule promulgated under the Securities Act), provided, that if Article III would prevent the Rollover Investor from disposing of Shares in the 90 day time period contemplated by this clause (e), this clause (e) shall not disqualify any Shares held by the Rollover Investor from being Registrable Securities.
          (e) “SLP Holders” means one or more SLP Investors.
          (f) “Third Party Holder” means any holder of Share Equivalents (which may include the SLP Holders) who exercises contractual rights to participate in a registered offering of Shares.
          Section 4.2. Piggyback Registration.
          (a) Company Registration. Subject to Section 4.2(d), if at any time or from time to time the Company shall determine to register any of its Share Equivalents, either for its own account (a “Company Registration”) or for the account of security holders (a “Demand Registration”) (other than (1) in a registration relating solely to employee benefit plans, (2) a registration on Form S-4 or S-8 (or such other similar successor forms then in effect under the Securities Act), (3) a registration pursuant to which the Company is offering to exchange its own securities, (4) a registration statement relating solely to dividend reinvestment or similar plans, or (5) a shelf registration statement pursuant to which only the initial purchasers and subsequent transferees of debt securities of the Company or any Subsidiary that are convertible for Shares and that are initially issued pursuant to Rule 144A and/or Regulation S of the Securities Act may resell such notes and sell the Shares into which such notes may be converted), the Company will:
     (i) promptly (but in no event less than 7 Business Days before the effective date of the relevant Registration Statement) give to each Holder written notice thereof; and
     (ii) include in such registration (and any related qualification under state securities laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within 5 Business Days after receipt of such written notice from the Company, by any Holder or Holders, except as set forth in Section 4.2(b) below.
     (b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 4.2(a)(i). In such event the right of any Holder to registration pursuant to this Section 4.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall, together with the Company and the other parties distributing their securities through such underwriting, enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Section 4.2, if the underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the underwriter may limit the number of Registrable Securities to be included in the registration and underwriting, subject to the terms of this Section 4.2. The Company shall so advise all holders of the Company’s securities that would otherwise be registered and underwritten pursuant hereto, and the number of shares of such securities, including Registrable Securities, that may be included in the registration and underwriting shall be allocated first, (x) in the case of a Company Registration, to the Company, or (y) in the case of a Demand Registration, the Initiating Holder thereof and such other Third Party Holders (and the Company, if not contractually prohibited from doing so) contractually entitled to priority with such Initiating Holder distributing their securities through such underwriting on a pro rata basis based on the total number of Registrable Securities held by such Initiating Holder and such Third Party Holders (and the Company, if applicable) distributing their securities through such underwriting, and second, (1) in the case of a Company Registration, to the Holders and the Third Party Holders distributing their securities through such underwriting on a pro rata basis based on the total number of Registrable Securities held by such Holders and Third Party Holders distributing their securities through such underwriting, or (2) in the case of a Demand Registration, the Holders and such other Third Party Holders (and the Company, to the extent participating and not contractually prohibited from doing so) not contractually entitled to priority with the Initiating Holder distributing their securities through such underwriting on a pro rata basis based on the total number of Registrable Securities held by the Holders and such Third Party Holders (and the Company, if applicable) distributing their securities through such underwriting. With respect to a Company Registration, no such reduction shall reduce the securities being offered by the Company for its own account to be included in the registration and underwriting. No securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration.
          (c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 4.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.
          (d) Limitations. Until the one-year anniversary of the consummation of the Initial Public Offering, the Holders may not elect to include Registrable Securities in a registration pursuant to this Section 4.2 unless one or more SLP Holders elects to include Registrable Securities in such registration. Without limiting the generality of the foregoing, this Section 4.2 shall not apply to any Registration Statement under the Securities Act (and the Holders shall have no rights under this Section 4.2) with respect to any Initial Public Offering unless one or more of the SLP Holders is selling Registrable Securities in such offering.
     Section 4.3. Expenses of Registration. All expenses incurred in connection with all registrations effected pursuant to Section 4.2, including all registration, filing and qualification fees (including state securities law fees and expenses), printing expenses, escrow fees, fees and disbursements of counsel for the Company and expenses of any special audits incidental to or required by such registration shall be borne by the Company; provided, however, that the Company shall not be required to pay stock transfer taxes or underwriters’ discounts or selling commissions relating to Registrable Securities.

          Section 4.4. Obligations of the Company. Whenever required under this Article IV to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:
          (a) prepare and file with the SEC a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective, and keep such Registration Statement effective for the lesser of 365 days or until the Holder or Holders have completed the distribution relating thereto;
          (b) prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement in accordance with the intended methods of disposition by sellers thereof set forth in such Registration Statement;
          (c) permit any Holder which Holder, in the reasonable judgment, exercised in good faith, of such Holder, might be deemed to be a controlling person of the Company, to participate in good faith in the preparation of such Registration Statement and to cooperate in good faith to include therein material, furnished to the Company in writing, that in the reasonable judgment of such Holder and its counsel should be included, and to provide to any other Holder named in such Registration Statement a reasonable opportunity to review the Registration Statement with respect to any disclosure or other information relating to such Holder;
          (d) furnish to the Holders such numbers of copies of a prospectus, including all exhibits thereto and documents incorporated by reference therein and a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;
          (e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement; provided that, prior to entering into any such agreement, the such Holder shall be provided a reasonable opportunity to review any such agreement;
          (f) notify each Holder of Registrable Securities covered by such Registration Statement as soon as reasonably practicable after notice thereof is received by the Company of any written comments by the SEC or any request by the SEC or any other federal or state governmental authority for amendments or supplements to such Registration Statement or such prospectus or for additional information;
          (g) notify each Holder of Registrable Securities covered by such Registration Statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;
          (h) notify each Holder of Registrable Securities covered by such Registration Statement as soon as reasonably practicable after notice thereof is received by the Company of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final prospectus or the initiation or threatening of any proceedings for such purposes, or any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;
          (i) use its reasonable best efforts to prevent the issuance of any stop order suspending the effectiveness of any Registration Statement or of any order preventing or suspending the use of any preliminary or final prospectus and, if any such order is issued, to obtain the withdrawal of any such order as soon as practicable;
          (j) make available for inspection by each Holder including Registrable Securities in such registration, any underwriter participating in any distribution pursuant to such registration, and any attorney, accountant or other agent retained by such Holder or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as such parties may reasonably request, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such Holder, underwriter, attorney, accountant or agent in connection with such Registration Statement;
          (k) use its reasonable best efforts to register or qualify, and cooperate with the Holders of Registrable Securities covered by such Registration Statement, the underwriters, if any, and their respective counsel, in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or “blue sky” laws of each state and other jurisdiction of the United States as any such Holder or underwriters, if any, or their respective counsel reasonably request in writing; provided that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;
          (l) obtain for delivery to the Holders of Registrable Securities covered by such Registration Statement and to the underwriters, if any, an opinion or opinions from counsel for the Company, dated the effective date of the Registration Statement or, in the event of an underwritten offering, the date of the closing under the underwriting agreement, in customary form, scope and substance, which opinions shall be reasonably satisfactory to such holders or underwriters, as the case may be, and their respective counsel;
          (m) in the case of an underwritten offering, obtain for delivery to the Company and the underwriters, with copies to the Holders of Registrable Securities included in such Registration, a cold comfort letter from the Company’s independent certified public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the managing underwriter or underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement;
          (n) use its reasonable best efforts to list the Registrable Securities that are Shares covered by such Registration Statement with any securities exchange on which the Shares are then listed;
          (o) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement from and after a date not later than the effective date of such Registration Statement;
          (p) cooperate with Holders including Registrable Securities in such registration and the underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, such certificates to be in such denominations and registered in such names as such Holders or the managing underwriters may request at least two Business Days prior to any sale of Registrable Securities;
          (q) use its reasonable best efforts to comply with all applicable securities laws and make available to its Holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder; and
          (r) in the case of an underwritten offering, cause the senior executive officers of the Company to participate in the customary “road show” presentations that may be reasonably requested by the underwriters and otherwise to facilitate, cooperate with and participate in each proposed offering contemplated herein and customary selling efforts related thereto.
          Section 4.5. Indemnification.
          (a) The Company will, and does hereby undertake to, indemnify and hold harmless each Holder of Registrable Securities, each of such Holder’s officers, directors, employees, partners and agents, and each Person controlling such Holder, with respect to any registration, qualification or compliance effected pursuant to this Article IV, and each underwriter, if any, and each Person who controls any underwriter, of the Registrable Securities held by or issuable to such Holder, against all claims, losses, damages and liabilities (or actions in respect thereto) to which they may become subject under the Securities Act, the Exchange Act, or other federal or state law arising out of or based on (A) any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular, free writing prospectus or other similar document (including any related Registration Statement, notification, or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, (B) any violation or alleged violation by the Company of any federal, state or common law rule or regulation applicable to the Company in connection with any such registration, qualification or compliance, or (C) any failure to register or qualify Registrable Securities in any state where the Company or its agents have affirmatively undertaken or agreed in writing that the Company (the undertaking of any underwriter chosen by the Company being attributed to the Company) will undertake such registration or qualification on behalf of the Holders of such Registrable Securities (provided that in such instance the Company shall not be so liable if it has undertaken its reasonable best efforts to so register or qualify such Registrable Securities) and will reimburse, as incurred, each such Holder, each such underwriter and each such director, officer, partner, agent and controlling person, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission made in reliance and in conformity with written information furnished to the Company by such Holder or underwriter expressly for use therein.
          (b) Each Holder will, and if Registrable Securities held by or issuable to such Holder are included in such registration, qualification or compliance pursuant to this Article IV, does hereby undertake to indemnify and hold harmless the Company, each of its directors, employees, agents and officers, and each Person controlling the Company, each underwriter, if any, and each Person who controls any underwriter, of the Company’s securities covered by such a Registration Statement, and each other Holder, each of such other Holder’s officers, partners, directors and agents and each Person controlling such other Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement of a material fact contained in any such Registration Statement, prospectus, offering circular, free writing prospectus or other document, or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, and will reimburse, as incurred, the Company, each such underwriter, each such other Holder, and each such director, officer, employee, agent, partner and controlling Person of the foregoing, for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement or omission was made in such Registration Statement, prospectus, offering circular, free writing prospectus or other document, in reliance upon and in conformity with written information furnished to the Company by such Holder expressly for use therein; provided, however, that the liability of each Holder hereunder shall be limited to the net proceeds received by such Holder from the sale of securities under such Registration Statement. It is understood and agreed that the indemnification obligations of each Holder pursuant to any underwriting agreement entered into in connection with any Registration Statement shall be limited to the obligations contained in this Section 4.5(b).
          (c) Each party entitled to indemnification under this Section 4.5 (the “Indemnified Party”) shall give notice to the party required to provide such indemnification (the “Indemnifying Party”) of any claim as to which indemnification may be sought promptly after such Indemnified Party has actual knowledge thereof, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be subject to approval by the Indemnified Party (whose approval shall not be unreasonably withheld) and the Indemnified Party may participate in such defense at the Indemnifying Party’s expense if representation of such Indemnified Party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article IV, except to the extent that such failure to give notice shall materially adversely affect the Indemnifying Party in the defense of any such claim or any such litigation. An Indemnifying Party, in the defense of any such claim or litigation, may, without the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that includes as an unconditional term thereof the giving by the claimant or plaintiff therein, to such Indemnified Party, of a release from all liability with respect to such claim or litigation.
          (d) In order to provide for just and equitable contribution in case indemnification is prohibited or limited by law, the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and such party’s relative intent, knowledge, access to information and opportunity to correct or prevent such actions; provided, however, that, in any case, (i) no Holder will be required to contribute any amount in excess of the public offering price of all securities offered by it pursuant to such Registration Statement less all underwriting fees and discounts and (ii) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
          (e) The indemnities provided in this Section 4.5 shall survive the transfer of any Registrable Securities by such Holder.
          Section 4.6. Information by Holder. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Article IV.
          Section 4.7. Transfer of Registration Rights. The rights, contained in Section 4.2 hereof, to cause the Company to register the Registrable Securities, may be assigned or otherwise conveyed by the Holders pursuant to a transfer permitted pursuant to Section 3.2.
          Section 4.8. Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Article IV.
          Section 4.9. Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC that may permit the sale of the

Registrable Securities to the public without registration, the Company, following an Initial Public Offering, agrees to use its reasonable best efforts to:
          (a) make and keep current public information available, within the meaning of Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after it has become subject to the reporting requirements of the Exchange Act;
          (b) file with the SEC, in a timely manner, all reports and other documents required of the Company under the Securities Act and Exchange Act (after it has become subject to such reporting requirements); and
          (c) so long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time commencing 90 days after the effective date of the first registration filed by the Company for an offering of its securities to the general public), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.
          Section 4.10. “Market Stand Off” Agreement. Each Holder hereby agrees that during (i) such period following the effective date (which period shall in no event exceed one hundred and eighty (180) days) of a Registration Statement of the Company filed in connection with an Initial Public Offering as the SLP Investors may agree to with the underwriter or underwriters of such offering and (ii) such period (which period shall in no event exceed ninety (90) days) following the effective date of a registration statement of the Company filed under the Securities Act subsequent to an Initial Public Offering as the Initiating Holders (or the Company if there is no Initiating Holder and the SLP Investors agree with the Company that this Section 4.10 will apply under such circumstances) may agree to with the underwriter or underwriters of such offering and/or the Company (if applicable), it shall not, to the extent requested by the Company and/or any underwriter, sell, pledge, hypothecate, transfer, make any short sale of, loan, grant any option or right to purchase of, or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any Shares held by it at any time during such period except Shares included in such registration. Each Holder agrees that it shall deliver to the underwriter or underwriters of any offering to which clause (i) or (ii) is applicable to such Holder a customary agreement reflecting its agreement set forth in this Section 4.10.
          Section 4.11. Termination of Registration Rights. The rights of any particular Holder to cause the Company to register securities under Section 4.2 hereof shall terminate as to any Holder on the date such Holder, together with his Permitted Transferees, beneficially owns less than 3% of the Shares that are outstanding at such time and such Holder and his Permitted Transferees are able to dispose of all of their Registrable Securities in any 90 day period pursuant to Rule 144 (or any similar or analogous rule promulgated under the Securities Act); provided, that if Article III would prevent a Holder from disposing of Shares in the 90 day time period contemplated by this Section 4.11, this Section 4.11 shall not disqualify any Shares held by such Holder from being Registrable Securities.

ARTICLE V
ADDITIONAL AGREEMENTS OF THE PARTIES
          Section 5.1. Further Assurances. From time to time, at the reasonable request of any other party hereto and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or appropriate to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.
          Section 5.2. Freedom to Pursue Opportunities. The parties expressly acknowledge and agree that: (a) the Rollover Investor, each SLP Investor, each Person appointed or nominated to the Board as a director or observer (each, a “Board Participant”) and each Affiliated Officer has the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly engage in the same or similar business activities or lines of business as the Company or any of its Subsidiaries, including those deemed to be competing with the Company or any of its Subsidiaries; and (b) in the event that the Rollover Investor, a SLP Investor, Board Participant or Affiliated Officer of the Company acquires knowledge of a potential transaction or matter that may be a corporate opportunity for each of the Company and the Rollover Investor or such SLP Investor, Board Participant, Affiliated Officer or any other Person, the Rollover Investor or the SLP Investor, Board Participant or Affiliated Officer of the Company, as applicable, shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or any of its Subsidiaries, as the case may be, and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company or its Affiliates for breach of any duty (contractual or otherwise) by reason of the fact that the Rollover Investor or such SLP Investor, Board Participant or Affiliated Officer, as applicable, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Company of any of its Subsidiaries; provided, however, that this Section 5.2 shall not apply to any Board Participant who is also (i) an officer or employee of the Company or any of its Subsidiaries (other than Affiliated Officers) or (ii) is subject to contractual restrictive covenants under an employment agreement with the Company or any of its Subsidiaries.
          Section 5.3. Legend on Share Certificates.
          (a) The certificates representing the Restricted Shares shall include an endorsement typed conspicuously thereon of the following legend:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE RESOLD OR TRANSFERRED UNLESS REGISTERED OR EXEMPT FROM REGISTRATION UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS, AND HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT OF 1933, AS AMENDED.

IN ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A STOCKHOLDERS AGREEMENT DATED AS OF MAY 31, 2007 (AS MAY BE AMENDED FROM TIME TO TIME) AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH SUCH AGREEMENT.”
In the event that any Share Equivalents shall cease to be Restricted Shares, the Company shall, upon the written request of the holder thereof, issue to such holder a new certificate representing such Share Equivalents without the first paragraph of the legend required by this Section 5.3. In the event that any Securities shall cease to be subject to the restrictions on transfer set forth in this Agreement, the Company shall, upon the request of the holder thereof, issue to such holder a new certificate representing such Share Equivalents without the second paragraph of the legend required by this Section 5.3.
          (b) All certificates for Share Equivalents representing Restricted Shares hereafter issued, whether upon transfer or original issue, shall be endorsed with a like legend.
ARTICLE VI
ADDITIONAL PARTIES
          Section 6.1. Additional Parties. Additional parties may be added to and be bound by and receive the benefits afforded by this Agreement upon the signing and delivery of a counterpart of this Agreement by the Company and the acceptance thereof by such additional parties and, to the extent permitted by Section 7.7, amendments may be effected to this Agreement reflecting such rights and obligations, consistent with the terms of this Agreement, of such party as the SLP Investors and such party may agree. Promptly after signing and delivering such a counterpart of this Agreement, the Company will deliver a conformed copy thereof to all of the parties.
ARTICLE VII
MISCELLANEOUS
          Section 7.1. Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties as to restrictions on the transferability of Shares and the other matters covered herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto. In the event of any inconsistency between this Agreement and any document executed or delivered to effect the purposes of this Agreement, including, without limitation, the by-laws of any company, this Agreement shall govern as among the parties hereto.
          Section 7.2. Specific Performance. The parties hereto agree that the obligations imposed on them in this Agreement are special, unique and of an extraordinary character, and that, in the event of breach by any party, damages would not be an adequate remedy and each of the other parties shall be entitled to specific performance and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity; and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.
          Section 7.3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts entered into and performed entirely within such State.
          Section 7.4. Arbitration. Any dispute, controversy or claim (each a “Dispute” and collectively, the “Disputes”) arising out of, relating to or in connection with this Agreement, including, without limitation, any Dispute regarding its validity or termination, or the performance or breach thereof under this Agreement shall be settled exclusively and finally by a panel of one arbitrator selected by the mutual agreement of the parties to such Dispute in an arbitration proceeding administered by Judicial Arbitration and Mediation Services (“JAMS”) under its Comprehensive Arbitration Rules and Procedure in effect at the time of such proceeding, and judgment on the award rendered by such arbitrator may be entered in any court having jurisdiction thereof. If the parties to any such Dispute are unable to select such arbitrator within 15 days after the first notice given by any party to such Dispute to the other party or parties to such Dispute requesting arbitration and the selection of such arbitrators, any party to such Dispute may request that JAMS select such arbitrator, which selection shall be binding on the parties to such Dispute. If (i) two or more Disputes arising out of or in connection with this Agreement are simultaneously pending, (ii) the subject matters of such Disputes involve common questions of law or fact and (iii) the independent resolution of each such Dispute could result in conflicting decisions or obligations, such Disputes may be consolidated in a single proceeding. If more than one arbitration proceeding involving any such Disputes are pending, such proceedings shall, at the request of any party to such Dispute, be consolidated and settled in a single arbitration proceeding; provided that the determination of whether such Disputes shall be consolidated shall be determined by the first panel of three arbitrators established to settle any such Dispute. If such Disputes are consolidated and more than one panel of three arbitrators has been established to settle any of such Disputes, the parties to such Dispute shall, within 20 days after such consolidation, select one panel of one arbitrator so established to settle the single consolidated arbitration proceeding. Unless the parties to such Dispute otherwise agree to conduct any arbitration proceeding pursuant to this Section 7.4 elsewhere, such proceeding shall be conducted and any decision shall be rendered in New York, New York. Expenses and costs associated with the submission of any Dispute to arbitration shall be the responsibility of the party against whom a final decision is rendered with respect to that Dispute (provided that in the case of multiple Disputes that are consolidated into a single proceeding, the costs of such proceeding shall be borne on a Dispute-by-Dispute basis by the party against whom a final decision is rendered with respect to each particular Dispute). The award rendered by the arbitrator shall be final and binding on the parties to the Dispute; provided, however, that (i) by agreeing to arbitration, the parties do not intend to deprive any court with jurisdiction of its ability to issue a preliminary injunction, attachment or other form of provisional remedy in aid of the arbitration and a request for such provisional remedies by a party to a court shall not be deemed a waiver of this agreement to arbitrate, and (ii) in addition to the authority conferred upon the tribunal by the rules specified above, the tribunal shall also have the authority to grant provisional remedies, including injunctive relief.

          Section 7.5. Obligations. All obligations hereunder shall be satisfied in full without set-off, defense or counterclaim.
          Section 7.6. Consent of the SLP Investors.
If any consent, approval or action of the SLP Investors is required at any time pursuant to this Agreement, such consent, approval or action shall be deemed given if the holders of a majority of the outstanding Shares held by the SLP Investors at such time provide such consent, approval or action in writing at such time.
          Section 7.7. Amendment and Waiver.
          (a) This Agreement may be amended, modified or waived, in whole or in part, at any time pursuant to an agreement in writing executed by each of the parties hereto; provided, that, the agreement of the Rollover Investor shall not be needed for any amendments to this agreement to allow for the addition of a transferee or recipient of any newly-issued Share Equivalents as a party hereto. If requested by the SLP Investors, the Company agrees to execute and deliver any amendments to this Agreement to the extent so requested by the SLP Investors in connection with the addition of a transferee of Share Equivalents or a recipient of any newly-issued Share Equivalents as a party hereto. Any amendment, modification or waiver effected in accordance with the foregoing shall be effective and binding on the Company and the Rollover Investor (and any Permitted Transferees who beneficially own Share Equivalents).
          (b) Any failure by any party at any time to enforce any of the provisions of this Agreement shall not be construed a waiver of such provision or any other provisions hereof.
          Section 7.8. Binding Effect. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the parties’ successors and permitted assigns.
          Section 7.9. Termination. This Agreement shall automatically terminate and the transactions contemplated hereby shall be abandoned:
     (i) by written consent of each of the parties hereto,
     (ii) upon the dissolution or liquidation of the Company, or
     (iii) if at any time prior to the Closing, the Merger Agreement shall have been terminated in accordance with its terms.
In the event of any termination of this Agreement as provided in this Section 7.9, this Agreement shall forthwith become wholly void and of no further force or effect (except this Article VII) and there shall be no liability on the part of any parties hereto or their respective officers or directors, except as provided in this Article VII. Notwithstanding the foregoing, no party hereto shall be relieved from liability for any willful or intentional breach of this Agreement.
          Section 7.10. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by e-mail, telecopy,

telegraph or telex), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the U.S. mail, postage prepaid, or, in the case of telecopy or e-mail notice, when received, or, in the case of telegraphic notice, when delivered to the telegraph company, or, in the case of telex notice, when sent, answerback received, addressed as follows to the Company, the SLP Investors or the Rollover Investor, as applicable, or to such other address as may be hereafter notified by the parties hereto:

(a)	If to Trader or to the SLP Investors, to it at the following address:

Trader Acquisition Corp.
c/o Silver Lake Partners
9 West 57th Street, 25th Floor
New York, New York 10019
Attn: Greg Mondre
Telephone: (212) 981-5600
Telecopy: (212) 981-3535
E-mail: greg.mondre@SilverLake.com

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Ave
New York, New York 10017
Attn: William E. Curbow
Telephone: (212) 455-3160
Telecopy: (212) 455-2502
E-mail: wcurbow@stblaw.com

(b)	If to the Rollover Investor, to him at the following address:

Michael Hirtenstein
162 Fifth Avenue, 2nd floor
New York, N.Y. 10010
Telephone: (646) 379-3901
Telecopy: (212) 586-2666
E-mail: mhirtenstein@westcom.com

with a copy to:

Ferber Chan Essner & Coller, LLP
530 Fifth Avenue
New York, N.Y. 10036
Attn: David I. Ferber
Telephone: (212) 944-2200
Telecopy: (212) 944-7630
E-mail: ferber@ferberchan.com

          (c) If to any other Person who becomes party to this Agreement in accordance with its terms, at the address, numbers or e-mail address provided to the Company and the other parties hereto upon such Person’s entry into this Agreement.
          Section 7.11. Severability. If any portion of this Agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, such portion shall be deemed severable from the remainder of this Agreement, which shall continue in all respects valid and enforceable.
          Section 7.12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.
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     IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

TRADER ACQUISITION CORP

By:
Name:
Title:
Stockholders Agreement

SILVER LAKE PARTNERS II, L.P.

By:	SILVER LAKE TECHNOLOGY ASSOCIATES II, L.L.C., its General Partner

	By:	/s/ Greg Mondre
Name: Greg Mondre
Title: Managing Director

SILVER LAKE TECHNOLOGY INVESTORS II, L.P.

By:	SILVER LAKE TECHNOLOGY ASSOCIATES II, L.L.C., its General Partner

	By:	/s/ Greg Mondre
Name: Greg Mondre
Title: Managing Director
Stockholders Agreement

ROLLOVER INVESTOR:

/s/ Michael Hirtenstein
Name: Michael Hirtenstein
Stockholders Agreement

Exhibit A
Form of Spousal Consent
     In consideration of the execution of that certain Stockholders Agreement (the “Stockholders Agreement”) by and among Trader Acquisition Corp, Silver Lake Partners II, L.P., Silver Lake Technology Investors II, L.P. and Michael Hirtenstein, I,                                                      , the spouse of Michael Hirtenstein, who is party to the Stockholders Agreement, do hereby join with my spouse in executing the foregoing Stockholders Agreement and do hereby agree to be bound by all of the terms and provisions thereof.

Dated as of , 2007
Spouse